Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc.; the references to our audit of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenues at December 31, 2023; and the inclusion of our corresponding audit letter, dated January 17, 2024, in this Registration Statement on Form S-3. In addition, we hereby consent to the incorporation by reference of our audit letter, dated January 17, 2024, in such Registration Statement. We hereby further consent to the reference to our firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

BY:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

March 25, 2024